FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Series Number	2
Fund	Fidelity California Municipal Income Fund
Trade Date	2/7/08
Settle Date	2/14/08
Security Name	CA ST ECON RECOV MT PRE
CUSIP	13067JJX0
Price	107.012
Transaction Value	$5,350,600.00
Class Size	1,914,255,000
% of Offering	0.26%
Underwriter Purchased From	LEHMAN BROS INC
Underwriting Members: (1)	LEHMAN BROS INC
Underwriting Members: (2)	Stone & Youngberg
Underwriting Members: (3)	Wells Fargo International Securities, LLC
Underwriting Members: (4)	EJ De La Rosa & Co. Inc
Underwriting Members: (5)	Cabrera Capital Markets, LLC
Underwriting Members: (6)	Citigroup, Inc.
Underwriting Members: (7)	City National Securities, Inc
Underwriting Members: (8)	DEPFA First Albany Securities LLC
Underwriting Members: (9)	Backstrom McCarley Berry & Co., LLC
Underwriting Members: (10)	Fidelity Capital Markets Services
Underwriting Members: (11)	Bear, Stearns & Co. Inc
Underwriting Members: (12)	Goldman, Sachs & Co.
Underwriting Members: (13)	Great Pacific Securities
Underwriting Members: (14)	Jackson Securities
Underwriting Members: (15)	J.P. Morgan Securities Inc.
Underwriting Members: (16)	Loop Capital Markets, LLC
Underwriting Members: (17)	Merrill Lynch & Co.
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	Morgan Stanley & Co. Incorporated
Underwriting Members: (20)	Pershing LLC
Underwriting Members: (21)	SL Hare Capital, Inc
Underwriting Members: (22)	Southwest Securities Inc
Underwriting Members: (23)	Toussaint Capital Partners, LLC
Underwriting Members: (24)	Raymond James & Associates Inc
Underwriting Members: (25)	Siebert Brandford & Shank & Co., LLC
Underwriting Members: (26)	Banc of America Securities LLC
Underwriting Members: (27)	Prager,Sealy & Company LLC
Underwriting Members: (28)	RBC Capital Markets
Underwriting Members: (29)	Ramirez & Co. Inc
Underwriting Members: (30)	UBS Securities LLC
Underwriting Members: (31)	Wedbush Morgan Securities